                                                         Exhibit 10.3


              MATEC Corporation Management Incentive Plan


The MATEC Corporation Management Incentive Plan is established to attract, retain and to motivate middle and senior management and to optimize short and long-term operating profit. The plan is to encourage strong financial and operational performance and to link staff compensation to the interests of shareholders. The plan will be established annually and reviewed and approved annually by the Stock Option-Compensation Committee and Board of Directors.

1. Funding
----------
    The Corporation will generate an incentive pool based on the achievement of the Corporation's budget and will specifically be established by gross margin, operating income and top-line growth. The Company's budget for 2000 has established a gross profit %, an operating income amount and a net sales amount as set forth in Exhibit A. The budget has established an incentive base pool as set forth in Exhibit A, which is reflected under operating expenses and is part of the accrual for Profit Sharing and 401K which total the amount set forth in Exhibit A in the budget. This budget is the minimum acceptable for the incentive payments. The pool may be increased at the discretion of the Stock Option-Compensation Committee as follows:

    A. The base pool as set forth in Exhibit A will be increased by the % set forth in Exhibit A for each full percentage point (or a portion thereof) of gross margin above the amount set forth in Exhibit A.

    B. The base pool as set forth in Exhibit A will be increased by the % set forth in Exhibit A for additional operating income over the amount set forth in Exhibit A and up to the amount set forth in Exhibit A. When operating income is in excess of the amount set forth in Exhibit A, the amounts or increments set forth in Exhibit A will be added to the pool, for each level attained, on an accumulative basis.

    C. The base pool will be increased by the the % set forth in Exhibit A of net sales over the amount set forth in Exhibit A.

    Definitions:

    The terms defined below correspond to those presented in the monthly internal financial statements submitted to the Board of Directors and the 2000 budget attached as Exhibit B:

      Gross profit or gross margin = Net sales less cost of goods sold.

      Operating income = Gross profit less operating expenses.

      Operating expenses include G&A, selling and advertising, commissions, profit sharing, 401(k) match, management incentive bonus and corporate administration.

      Net sales = Gross sales less returns and allowances.

    In future years a portion as set forth in Exhibit A of the bonus will be based on individual attainment of specific goals set at the time of the budget process.

2. Eligibility/Participants
--------------------------
    Unless otherwise approved by MATEC's Stock Option-Compensation Committee, all participants must be employed at the beginning and end of the fiscal year for which the award is to be made. The participants are set forth in Exhibit A.

3. Distribution
---------------

    A proposed distribution of the incentive pool among the participants listed in Exhibit A shall be reviewed and recommended by the Stock Option-Compensation Committee and approved by the Board of Directors. A percentage of the pool as set forth in Exhibit A will be held for discretionary payments for those not listed in Exhibit A or for extraordinary performance by any participant. The list of participants will be awarded a percentage of the pool as listed in Exhibit A as recommended at year end. The final recommendation for pool distribution shall be made by MATEC's Chairman, CEO and President. Individual accomplishment will be considered in the CEO and President's recommendation.

    Partial payment of the bonus as set forth in Exhibit A is to be paid following the December close and the balance as set forth in Exhibit A following the audit.

The Company's approved budget will be made a part of this plan.